Exhibit 10.18

May 19, 2015

STRICTLY CONFIDENTIAL

Geert Cauwenbergh, Dr. Med. Sc.

President and Chief Executive Officer

RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

Dear Dr. Cauwenbergh:

Reference is made to the engagement agreement (the “Engagement Agreement”), dated February 25, 2015, as amended on April 20, 2015, by and between RXi Pharmaceuticals Corporation (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive agent, advisor or underwriter of the Company in connection with an Offering (as defined in the Engagement Agreement).

The Company and Wainwright hereby agree to amend Section A.3 of the Engagement Agreement, insert a new Section A.4 of the Engagement Agreement, and amend Section B of the Engagement Agreement. As such, Section A.3 is hereby amended and restated in its entirety to read as follows:

“Expense Allowance. Out of the proceeds of the initial Closing of an Offering, the Company also agrees to reimburse Wainwright for its legal fees and expenses up to the lesser of 0.5% of the aggregate gross proceeds of the Offering and $50,000 (provided, however, that such reimbursement amount in no way limits or impairs the indemnification and contribution provisions of this Agreement).”

As such, Section A.4 is inserted as follows:

“4. Right of First Refusal. If within the 12-month period following consummation of the initial Offering hereunder, and only if the Offering is consummated, the Company or any of its subsidiaries decides to raise funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as lead underwriter or lead placement agent for such financing. If Wainwright or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction.”

As such, Section B is hereby amended and restated in its entirety to read as follows:

“Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end one hundred and twenty (120) days after the date hereof (the “Term”). Either party may terminate this engagement at any time by providing 30 days’

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

prior written notice of termination following the date hereof. Upon any termination of this Agreement, Wainwright shall be entitled to receive only out-of-pocket accountable expenses actually incurred. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination of this Agreement. During Wainwright’s engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Wainwright, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities and (ii) the Company will not pursue any financing transaction which would be in lieu of an Offering, provided that the foregoing shall not apply to the exercise of any outstanding options or warrants or the conversion of any outstanding convertible securities. Furthermore, the Company agrees that during Wainwright’s engagement hereunder, all inquiries, whether direct or indirect, from prospective investors interested in purchasing the Securities will be referred to Wainwright and will be deemed to have been contacted by Wainwright in connection with an Offering. For the avoidance of doubt, Wainwright acknowledges that the Company shall be permitted during the Term to solicit third party interest for a potential purchase of Company securities that may be sold by existing stockholders of the Company.”

Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Agreement.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

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430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By	/s/ Mark W. Viklund
Name:	Mark W. Viklund
Title:	Chief Executive Officer

Accepted and Agreed:

RXI PHARMACEUTICALS CORPORATION

By	/s/ Geert Cauwenbergh
Name:	Geert Cauwenbergh, Dr. Med. Sc.
Title:	President and Chief Executive Officer

430 Park Avenue | New York, New York 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

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